Exhibit (h)(11)

SCHEDULE A

as revised January 28, 2022

to the

THIRD AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

dated September 8, 2017

between

ADVISORSHARES TRUST

and

ADVISORSHARES INVESTMENTS, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

Fund	Maximum Annual Operating Expense Limit
AdvisorShares Dorsey Wright ADR ETF	1.10%
AdvisorShares Ranger Equity Bear ETF	1.85%
AdvisorShares North Square McKee ESG Core Bond ETF	0.47%
AdvisorShares DoubleLine Value Equity ETF	0.90%
AdvisorShares STAR Global Buy-Write ETF	1.85%
AdvisorShares Newfleet Multi-Sector Income ETF	0.75%
AdvisorShares North Square McKee Core Reserves ETF	0.35%
AdvisorShares Focused Equity ETF	0.65% - 0.85%*
AdvisorShares Vice ETF	0.99%
AdvisorShares Dorsey Wright Micro-Cap ETF	1.25%
AdvisorShares Dorsey Wright Short ETF	1.25%
AdvisorShares Pure Cannabis ETF	0.74%
AdvisorShares Dorsey Wright FSM US Core ETF	0.99%
AdvisorShares Dorsey Wright FSM All Cap World ETF	0.99%
AdvisorShares Dorsey Wright Alpha Equal Weight ETF	0.99%
AdvisorShares Pure US Cannabis ETF	0.74%
AdvisorShares Q Portfolio Blended Allocation ETF	0.99%
AdvisorShares Q Dynamic Growth ETF	1.45%
AdvisorShares Alpha DNA Equity Sentiment ETF	1.35%
AdvisorShares Hotel ETF	0.99%
AdvisorShares Restaurant ETF	0.99%
AdvisorShares Gerber Kawasaki ETF	0.75%
AdvisorShares Psychedelics ETF	0.99%
AdvisorShares Poseidon Dynamic Cannabis ETF	0.99%
AdvisorShares Let Bob AI Powered Momentum ETF	0.99%

*	The Maximum Annual Operating Expense Limit is equal to the annual rate of the Adviser’s contractual advisory fee, which can range from 0.65% to 0.85%.

New funds and revised operating expense limits appear in bold; fund name changes appear in italics.